Exhibit 10(a)

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into effective as of the 16th day of February, 2002 (the “Effective Date”), by and between Newmont Global Employment Limited Partnership, a Bermuda Exempted Partnership, having its principal executive offices in Denver, Colorado, U.S.A. (the “Company”), and Pierre Lassonde, an individual, residing at 9 Old Forest Hill Road, Toronto, Ontario M5P 2P6 (the “Executive”).

1.    TERM OF EMPLOYMENT; SECONDMENT:

a.  Employment:  Subject to the terms of this Agreement, the Company hereby employs the Executive, and the Executive hereby accepts such employment, for the period beginning on February 16, 2002 and ending at the close of business on February 15, 2004, unless terminated earlier as provided herein (the “Term”). Thereafter, the Term shall automatically renew for successive, additional one-year periods unless either party elects not to so renew (pursuant to the terms of Paragraph 4(g), below). Portions of this Agreement that by their terms provide or imply that they survive the end of the Term shall survive the end of the Term.

b.  Secondment:  The Executive acknowledges and agrees that the Company, in its sole discretion, may second the Executive to the Company’s indirect parent corporation, Newmont Mining Corporation, a Delaware corporation (“NMC”), and/or to the Company’s affiliate, Newmont USA Limited, d/b/a Newmont Mining Corporation, a Delaware corporation (“Newmont USA”), with or without a written secondment agreement, for all or any part of the Term. In the event of such secondment, the Executive will operate as a seconded employee of NMC and/or Newmont USA, as applicable.

2.    POSITION AND DUTIES:

a.  Title; Duties; and Travel:  The Executive shall serve as President of NMC and as President of Newmont USA, and shall have such additional duties, responsibilities, and authority as are customarily required of and given to a President and such other duties and responsibilities commensurate with such position as the Board of Directors of NMC (the “NMC Board”) and/or the Board of Directors of Newmont USA (the “Newmont USA Board” and, together with the NMC Board, the “Boards”) shall generally determine from time to time. Such duties, responsibilities, and authority shall include, without limitation, responsibility for the management, operation, strategic direction, and overall conduct of the merchant banking business and business development functions of NMC, Newmont USA, and/or certain of their affiliates. As used in this Agreement, the term “affiliate” of the Company means any company directly or indirectly controlled by, controlling, or under common control with the Company, whether through stock ownership or otherwise. The Executive shall spend a minimum of three weeks per month either traveling on behalf of the Company and/or its affiliates or working at the Company’s headquarters office in Denver, Colorado, and the remainder of his work time may be spent at the Company’s offices in Toronto, Canada.

b.  Time Spent; Compliance with Law:  The Executive shall devote substantially his full business time, energy, and ability to the business of the Company and its affiliates. The Executive shall report directly to, and shall perform his duties subject to the overall policies and directions of, NMC’s Chief Executive Officer (the “CEO”). In performing his duties hereunder, the Executive shall comply with all laws, regulations, decrees, codes, ordinances, resolutions, and other acts of any governmental authority, including without limitation those addressing the preservation of health, safety, and the environment, the U.S. Foreign Corrupt Practices Act (which prohibits the direct or indirect delivery of anything of value to government officials to secure an improper advantage), and other laws that are applicable to this Agreement or the Executive’s performance of his duties hereunder.

c.  Prohibited Activities:  As of the Effective Date, the Executive performs the activities for and/or holds the positions with (the “Current Activities”) the entities (the “Existing Entities”) as specified on Exhibit A attached hereto. Other than performing the Current Activities for the Existing Entities, the Executive shall not, directly or indirectly, render services of a business, professional, or commercial nature to any other person or firm, whether for compensation or otherwise, without the prior express authorization of the CEO.

d.  Executive Representations:  The Executive represents and warrants that, to the best of his knowledge after the review of his personal files, he has the full right and authority to enter into this Agreement and to render the services as required under this Agreement, and that by signing this Agreement and rendering such services he is not breaching any contract or legal obligation he owes to any third party.

3.    COMPENSATION AND BENEFITS:  The Company shall compensate the Executive for his services as set forth in this Paragraph 3. The Executive recognizes that the Company reserves the right to change from time to time the terms and benefits of any welfare, pension, or other fringe benefit plan of the Company, including the right to change any service provider, so long as such changes are also generally applicable to other senior executives of the Company.

a.  Salary:  The Company shall pay the Executive a base salary at an annual rate of four hundred fifty thousand United States dollars (U.S.$450,000.00). Such salary shall be earned and shall be payable in periodic installments in accordance with the Company’s general payroll practices. Amounts payable shall be reduced by standard withholding taxes and other legally authorized deductions. The Compensation Committee of the NMC Board (the “Committee”) shall review the Executive’s salary at least annually and may increase (but not decrease) the Executive’s annual base salary in its sole discretion. Once increased, such base salary shall not be decreased, and shall thereafter be treated as his base salary hereunder.

b.  Annual Bonus:  The Executive shall be eligible to participate in the Company’s Annual Incentive Compensation Plan (“AICP”) and Intermediate Term Incentive Plan (“ITIP”) subject, in each instance, to the general terms and conditions of such plans. The 2002 AICP target bonus for the Executive’s position shall be 85% of eligible annual base earnings, paid in accordance with the terms and conditions of the AICP as in effect from time to time. The 2002 ITIP target bonus for the Executive’s position shall be 150% of Executive’s eligible annual base earnings, paid 50% in cash and 50% in restricted stock of NMC which shall vest over a two-year period. The Executive recognizes that whether or not he receives any payment under either the AICP or ITIP, and the amount of any such payment, shall be determined in accordance with the general terms and conditions of the applicable plan, as in effect from time to time.

c.  Welfare Benefit Plans:  The Executive and his “family members” (as such term is defined in the applicable Company welfare benefits plan) shall be eligible to participate in and shall receive all benefits under the Company’s welfare benefit plans and programs generally applicable to other senior executives of the Company, in accordance with the terms of such plans.

d.  Stock Option Plan:  The Executive shall be eligible to participate in the stock option plan of NMC, receiving options for 60,000 shares of NMC stock during each 12-month period during the Term, beginning with the 12-month period beginning on February 16, 2002 and during each subsequent 12-month period beginning on the anniversary of such date, during the Term, with one-half of such options to be awarded to the Executive in May of each year and the remaining one-half of such options to be awarded to the Executive in November of each year, or at such other times as may be approved by the Committee from time to time, with 25% of the options covered by each separate award grant vesting on the one year anniversary, and subsequent anniversaries, of each date of grant. The options shall contain such other standard terms and conditions as apply to options granted generally to similarly situated senior executives of the Company, including but not limited to the exercise price of such options.

e.  Retirement Benefits:  The Executive shall be designated as a participant in the Newmont Mining Corporation International Retirement Plan (the “Plan”) effective as of the Effective Date. Capitalized terms in this Paragraph 3(e) that are not defined in this Agreement shall have the meanings given to such terms in the Plan. Commencing with the Plan Year beginning January 1, 2004, the Company Basic Contribution Credit shall be 18% of the Executive’s Compensation for the 2004 Plan Year and for each Plan Year thereafter while the Executive is a Participant in the Plan. Beginning with the Plan Year beginning on January 1, 2004, the Company Supplemental Contribution Credit shall be equal to 6% of the Executive’s Compensation for the 2004 Plan Year and for each Plan Year thereafter during which the Executive is a Participant in the Plan. Except as modified in accordance with the foregoing provisions, the Executive shall participate in the Plan pursuant to all of the other terms and provisions of the Plan.

f.  Vacation:  Beginning with the 2002 calendar year, the Executive shall be entitled to paid vacation at a rate of 30 days per calendar year, in accordance with the Company’s vacation plans, policies, and programs as in effect generally with respect to other senior executives of the Company, including the limitations, if any, on the carry-over of accrued but unused vacation time.

g.  Club Memberships:  The Company shall pay the initiation fees and membership dues for the Executive (i) at a health club in the vicinity of Denver, Colorado or Toronto, Canada, as the Executive chooses, to the same extent that the Company pays such fees and dues with respect to comparable health club memberships of other senior executives of the Company, and (ii) with the prior approval of the CEO, at a luncheon club and at a country club in Denver, Colorado.

h.  Expenses:  The Company shall reimburse the Executive for reasonable expenses for parking at the Company’s business offices in Denver, Colorado and Toronto, Canada, cellular telephone usage, entertainment, travel, meals, lodging, and similar items incurred in the conduct of the business of the Company and its affiliates, including meals and lodging of the Executive when performing his duties and responsibilities at the Company’s headquarters office in Denver, Colorado when he is not resident in the vicinity of such business office. Such expenses shall be reimbursed in accordance with the Company’s general expense reimbursement policies and guidelines.

i.  Relocation:  If, with the Company’s approval, the Executive relocates to the vicinity of the Company’s headquarters office in Denver, Colorado at any time prior to the end of the Term and prior to his receipt from the Company of notice of termination or non-renewal pursuant to Paragraphs 4 (a), 4 (b), 4 (c), or 4 (g), the Executive shall be eligible for relocation benefits in accordance with the Company’s relocation guidelines policy then in effect for other senior executives of the Company.

j.  Other Miscellaneous Benefits:  The Executive shall also be eligible, to the same extent as other senior executives of the Company and subject to any applicable limitations, if any, set forth in this Agreement, (i) to receive benefits under the Company’s Severance Pay Plan and/or Executive Change of Control Severance Plan (the “Severance Plans”), (ii) to receive coverage under the NMC Officers’ Death Benefit Plan and Director’s and Officer’s Liability Insurance coverages (“D&O Insurance”), (iii) to be provided with office space and secretarial assistance in the Company offices in Denver, Colorado and in Toronto, Canada, and (iv) to participate in the Company’s executive physical program.

k.  Indemnification:  To the fullest extent permitted by the indemnification provisions of the Company’s articles of incorporation and bylaws in effect as of the Effective Date and the indemnification provisions of the corporation statute of the jurisdiction of the Company’s incorporation in effect from time to time (collectively, the “Indemnification Provisions”), and in each case subject to the conditions thereof, the Company shall (i) indemnify the Executive, as a director and officer of the Company and/or any affiliate of the Company, or as a trustee or fiduciary of an employee benefit plan of the Company and/or any affiliate of the Company or, if the Executive shall be serving in such capacity at the Company’s written request, as a director or officer of any other corporation (other than an affiliate of the Company) or as a trustee or fiduciary of an employee benefit plan not sponsored by the Company or an affiliate of the Company (“Company Positions”), against all liabilities and reasonable expenses that may be incurred by the Executive in any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and whether formal or informal, because the Executive does or did hold any Company Position and against which the Executive legally may be indemnified by the Company, and (ii) pay for or reimburse the reasonable expenses incurred by the Executive in the defense of any proceeding to which the Executive is a party because the Executive does or did hold any Company Position. The rights of the Executive under the Indemnification Provisions shall survive the expiration or termination of this Agreement.

4.    TERMINATION:  The Executive’s employment with the Company may be terminated by the Company or the Executive only under the circumstances described in this Paragraph 4, and subject to the applicable provision of Paragraph 5:

a.  Death or Disability:  The Executive’s employment hereunder shall terminate automatically upon the Executive’s death. If a Disability of the Executive (as such term is defined in the applicable Company disability benefits plan) has occurred, the Company may give to the Executive notice of its intention to terminate the Executive’s employment. In such event, the Executive’s employment with the Company shall terminate effective on the 10th day after receipt of such notice by the Executive; provided, however, that within the 10-day period after such receipt the Executive shall not have returned to full-time performance of the Executive’s material duties.

b.  Cause:  The Company may immediately terminate this Agreement for Cause (as such term is defined below) by giving notice to the Executive. For purposes of this Agreement, any one or more of the following events shall constitute “Cause”:

(1)  any material breach of the representations of the Executive set forth in Paragraph 2(d);

(2)  any willful misconduct with respect to the Company or any of its affiliates which is materially detrimental to the Company or any of its affiliates, including but not limited to theft or dishonesty (other than good faith expense account disputes);

(3) conviction of (or pleading nolo contendere to) a felony (other than (A) a traffic violation that is in most jurisdictions not classified as a felony, or (B) a felony resulting from vicarious (rather than direct) liability arising out of his holding any Company Position);

(4)  failure or refusal to attempt to follow the written directions of the Boards or CEO within a reasonable period after a notice thereof is given to the Executive; or

(5)  gross continuous nonfeasance with regard to the Executive’s duties as President of the Company, taken as a whole, which materially continue after a notice thereof is given to the Executive.

c.  Other than Death or Disability or Cause:  The Company may terminate the Executive’s employment for any reason other than Death, Disability, or Cause by giving the Executive written notice thereof.

d.  Termination by Executive for Good Reason:  The Executive may terminate his employment for Good Reason (as such term is defined below) upon notice to the Company. For purposes of this Agreement, “Good Reason” shall mean:

(1)  a diminution of the Executive’s titles, offices, positions, or authority, excluding for this purpose an action not taken in bad faith and which is remedied by the Company within 20 days after receipt of notice thereof given to the Company by the Executive;

(2)  the assignment to the Executive of any duties materially inconsistent with the Executive’s position (including status or reporting requirements), authority, or material responsibilities, or the removal of the Executive’s authority or material responsibilities, excluding for this purpose an action not taken in bad faith and which is remedied by the Company within 20 days after receipt of notice thereof given to the Company by the Executive; or

(3)  the failure by the Company to timely make any payment due hereunder or to comply with any of the material provisions of this Agreement, other than a failure not occurring in bad faith and which is remedied by the Company within 20 days after receipt of notice thereof given to the Company by the Executive.

e.  Other Than Good Reason:  The Executive may terminate his employment at any time on or after August 16, 2002 by giving the Company 30 days’ prior notice of such termination.

f.  Resignations:  On and as of the date that the employment of the Executive by the Company shall terminate for any reason, the Executive shall resign from his position as an employee of the Company and from all other positions he holds with the Company or with third parties at the request of the Company; provided, however, that the Executive’s position as director of NMC shall not be subject to this requirement and the Executive shall remain in such position subject to the normal terms and conditions of such directorship.

g.  Non-Renewal of Term:  Either party may elect not to renew this Agreement following the expiration of the initial or any renewal Term by giving the other party notice of such decision at least 90 days prior to the expiration of the Term.

5.    OBLIGATIONS OF THE COMPANY AND THE EXECUTIVE UPON TERMINATION:

a.  Death or Disability:  If the Executive’s employment is terminated by reason of the Executive’s Death or Disability, the Term shall terminate without further obligations to the Executive or his legal representatives under this Agreement, other than for (i) payment of the sum of the following (“Accrued Obligations”): (A) any base salary and AICP or ITIP payments owed to the Executive through the date of termination (provided, however, that the amount of such payments shall be calculated based on the number of days in the year through the date of termination, as well as any earned payments for any complete year that theretofore had not been paid), and (B) any other compensation earned through the date of termination but not yet paid or delivered to the Executive, (ii) payment of any amounts due pursuant to the terms of any applicable Company stock option (or other equity-based) or welfare plan or of the Plan, as of the date of termination or which by their specific terms extend beyond such date of termination (“Plan Payments”), (iii) payments due, continuation of coverage, and conversion rights, if any (collectively, “Indemnification/Insurance Payments”), as required by the Indemnification Provisions and D&O Insurance, and (iv) if such termination occurs prior to February 16, 2004 (the “Additional Benefit Date”), the greater of seven hundred fifty thousand United States dollars (U.S.$750,000) or the benefits that the Executive would otherwise be eligible for under the Company’s Severance Plans, and if such termination occurs on or after the Additional Benefit Date, the benefits that the Executive is eligible for under the Company’s Severance Plans (such payment, as appropriate due to the timing of the termination, the “Applicable Severance Payment”). All such payments shall be paid to the Executive or his estate or beneficiary, as applicable.

b.  Termination for Cause:  If the Executive’s employment is terminated by the Company for Cause, the Term shall terminate without further obligations to the Executive or his legal representatives under this Agreement on the date of such termination and no further payments or benefits of any kind, including salary and AICP and ITIP payments, shall be payable to the Executive, other than for the payments and benefits provided in Paragraph 5(f). If it is subsequently determined that the Company did not have Cause for termination, then the Company’s decision to terminate shall be deemed to have been made under Paragraph 4(c), and the Executive shall be entitled to receive the amounts payable under Paragraph 5(c).

c.  Other than Death, Disability or Cause, or for Good Reason:  If the Company terminates the Executive’s employment for any reason other than Death, Disability, or Cause, or the Executive terminates for Good Reason, the Term shall terminate on the date of such termination without further obligation to the Executive other than payment of (i) the payments and benefits provided in Paragraph 5(f), (ii) the Applicable Severance Payment, and (iii) subject to the terms of the applicable plans (or equivalent substitute(s) (on a fully grossed-up after-tax basis) if the plan(s) prohibit participation by ex-employees), continuation of the benefits provided in Paragraph 3(c) of this Agreement for two years following the date of termination (or such shorter period as shall terminate on the date that the Executive shall commence his next employment). The Company shall be obligated to make the foregoing payments and to provide the foregoing benefits upon the Executive and the Company signing a mutual release of all claims against the other in a form reasonably acceptable to both parties.

d.  Termination by Executive:  If the Executive terminates his employment for any reason other than for Good Reason, the Term shall terminate without further obligation to the Executive on the date of such termination and no further payments or benefits of any kind, including salary and AICP and ITIP payments, shall be payable to the Executive, other than for (i) the Applicable Severance Payment, and (ii) the payments and benefits provided in Paragraph 5(f).

e. Non-Renewal of Agreement:  If the parties elect not to renew this Agreement (pursuant to the terms of Paragraph 4(g)), the Company shall not have any further obligation to the Executive, other than for (i) the benefits that the Executive is eligible for under the Company’s Severance Plans, and (ii) the payments and benefits provided in Paragraph 5(f).

f.  Exclusive Remedy:  Except for the payments and benefits provided in this Paragraph 5, upon expiration or termination of the Term, the Executive shall have no other claims against, and be entitled to no other payments or benefits from, the Company under this Agreement or pursuant to the Company’s policies and plans, other than (i) Accrued Obligations, (ii) Plan Payments, and (iii) Indemnification/Insurance Payments.

6.    CONFIDENTIAL INFORMATION:  During and after the Term, the Executive shall not use or disclose any secret, confidential, or proprietary information, knowledge, or data relating to the Company or any of its affiliates, present and future, and their respective businesses, which shall have been obtained by the Executive during his employment by the Company and which shall not be or become public knowledge (other than by acts by the Executive or his representatives in violation of this Agreement); provided, however, that the Executive may (a) while employed by the Company, disclose such information, knowledge, or data as he in good faith deems appropriate, and (b) otherwise comply with mandatory legal process, so long as the Executive gives prompt notice to the Company of any required disclosure and reasonably cooperates (without being required to incur any expense or subject himself to sanction or penalty) with the Company if the Company determines to oppose, challenge, or quash the legal process.

7.    NONSOLICITATION; NON-COMPETE; INJUNCTIVE RELIEF:

a.  Nonsolicitation:  During the Term and for a period of one year following the expiration or termination of the Term, the Executive shall not, directly or indirectly, knowingly solicit any employee of the Company or of any of its affiliates, present or future (while an affiliate), to work for any individual or firm then in competition with the business of the Company or any affiliate of the Company, present or future. The Executive may give references with respect to such employees.

b.  Non-Compete:  Other than performing the Current Activities for the Existing Entities, during the Term and for a period of one year following the expiration or termination of the Term the Executive shall not compete, directly or indirectly, with any business then being conducted or developed by the Company or any of its affiliates without the prior written consent of the Company and the applicable Board. For purposes of this provision, the term “compete” shall mean the Executive rendering any advice or service, whether in association with or as an employee, stockholder, director, officer, consultant, independent contractor, partner, co-venturer, or investor (excluding any interest of Executive through investment of up to an aggregate of 3% in the equity or debt securities or equivalent partnership or other equity interest of any entity required to register under Section 12(g) of the Securities Exchange Act of 1934) to or on behalf of any organization conducting any business then competitive to that of the company or any of its affiliates.

c.  Relief:  The Executive acknowledges that there is not an adequate remedy at law for a breach of this his obligations under this Paragraph 7 or under Paragraph 6, above, and the Company and/or its affiliates will suffer irreparable harm as a result of any such a breach. Therefore, Executive agrees that the Company and/or its affiliates, as applicable, shall be entitled to equitable relief, including temporary and permanent injunctive relief without the obligation of posting bond (cash or otherwise), in the event of actual or threatened breach by the Executive of either such Paragraph.

8.    SUCCESSORSHIP:  This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns and any such successor or assignee shall be deemed substituted for the Company under the terms of this Agreement for all purposes. As used herein, “successor” and “assignee” shall mean any person, firm, corporation, or other business entity (a) which, at any time, whether by purchase, merger, or otherwise, directly or indirectly acquires the stock of the Company, or (b) to which, at any time, the Company assigns this Agreement by operation of law or otherwise in connection with either (i) any sale of all or substantially all of the assets of the Company, or (ii) if the successor or assignee is an affiliate of the Company, a general reorganization of the corporate structure of the Company and its affiliates.

9.    ARBITRATION:  Any and all controversies, claims, or disputes arising out of or in any way relating to this Agreement or the termination hereof shall be resolved by final and binding arbitration in Denver, Colorado before a single arbitrator in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the “AAA”). The arbitration shall be commenced by filing a demand for arbitration with the AAA within 18 months after the occurrence of the facts giving rise to any such controversy, claim, or dispute. The arbitrator shall decide all issues relating to arbitrability. The costs of such arbitration, including the arbitrator’s fees, shall be split evenly between the parties to the arbitration. Each party to the arbitration shall be responsible for the payment of its own attorneys’ fees.

10.    GOVERNING LAW:  The provisions of this Agreement shall be construed in accordance with, and governed by, the laws of the State of Colorado without regard to principles of conflict of laws.

11.    SAVINGS CLAUSE:  If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of the Agreement which can be given effect without the invalid provisions or applications and to this end the provisions of this Agreement are declared to be severable.

12.    WAIVER OF BREACH:  No waiver of any breach of any term or provision of this Agreement shall be construed to be, nor shall be, a waiver of any other breach of this Agreement. No waiver shall be binding unless in writing and signed by the party waiving the breach.

13.    MODIFICATION:  No provision of this Agreement may be amended or modified except by written agreement signed by the parties hereto.

14.    ASSIGNMENT OF AGREEMENT:  The Executive acknowledges that his services are unique and personal. Accordingly, the Executive may not assign his rights or delegate his duties or obligations under this Agreement to any person or entity; provided, however, that payments may be made to the Executive’s estate or beneficiaries as expressly set forth herein.

15.    ENTIRE AGREEMENT:  This Agreement, including its Exhibit which is incorporated herein by this reference, is an integrated document and constitutes and contains the complete understanding and agreement of the parties with respect to the subject matter addressed herein, and supersedes and replaces all prior negotiations and agreements, whether written or oral, concerning the subject matter hereof.

16.    CONSTRUCTION:  Each party has cooperated in the drafting and preparation of this Agreement. Hence, in any construction to be made of this Agreement, the same shall not be construed against any party on the basis that the party was the drafter. The captions of this Agreement are not part of the provisions and shall have no force or effect.

17.    NOTICES:  Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid, or sent by facsimile or prepaid overnight courier to the parties at the addresses set forth below. Such notices, demands, claims, and other communications shall be deemed given: (a) in the case of delivery by overnight service with guaranteed next day delivery, such next day or the day designated for delivery; (b) in the case of certified or registered United States mail, five days after deposit in the United States mail; (c) in the case of facsimile, the date upon which the transmitting party received confirmation of receipt by facsimile, telephone, or otherwise; and (d) in the case of personal delivery, when received. Addresses for notices and communications:

(1)	To the Company:

Newmont Global Employment Limited Partnership
1700 Lincoln Street – 28th Floor
Denver, Colorado 80203
Attn: Chief Executive Officer
Fax: 303-837-6100

With a Copy to:

Newmont Global Employment Limited Partnership
1700 Lincoln Street – 28th Floor
Denver, Colorado 80203
Attn: General Counsel
Fax Number: 303-837- 6007

(2)	To the Executive:

Mr. Pierre Lassonde
9 Old Forest Hill Road
Toronto, Ontario
M5P 2P6
Fax: 416-486-3976

Each party, by notice furnished to the other party, may modify the acceptable delivery address, except that notice of change of address shall be effective only upon receipt.

18.    REPRESENTATION:  The Executive represents that he is knowledgeable and sophisticated as to business matters, including the subject matter of this Agreement, that he has read this Agreement, and that he understands its terms. The Executive acknowledges that, prior to assenting to the terms of this Agreement, he has been given a reasonable time to review it, to consult with counsel of his choice, and to negotiate at arm’s-length with the Company as to its contents. The language used in this Agreement is the language chosen by the parties to express their mutual intent, and they have entered into this Agreement freely and voluntarily and without pressure or coercion from anyone.

IN WITNESS WHEREOF, the Company and the Executive, intending to be legally bound, have executed this Agreement as of this 23rd day of April, 2002, intending the same to be effective as of the Effective Date.

EXECUTIVE:	COMPANY:

NEWMONT GLOBAL EMPLOYMENT LIMITED PARTNERSHIP

By: Newmont USA Limited, d/b/a Newmont Mining Corporation, a Delaware corporation, its general partner

/s/ PIERRE LASSONDE	By:	/s/ BRUCE D. HANSEN
Pierre Lassonde		Name: Bruce D. Hansen Title: President

EXHIBIT A

TO

EMPLOYMENT AGREEMENT

CURRENT ACTIVITIES FOR EXISTING ENTITIES

Entity	Positions Held or Activities Performed

Cascades Inc.	Director and equity owner

Enghouse Systems Limited	Director and equity owner

Wheaton River Ltd.	Advisor and equity owner

Metallica Resources Inc.	Equity owner